SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                               November 12, 1998



                              NORTH AMERICAN VACCINE, INC.
            ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)


               CANADA                        1-10451            98-0121241
   -------------------------------       ------------    ----------------------
   (State or other jurisdiction of       (Commission        (IRS Employer
            incorporation)               File Number)    Identification No.)




      10150 OLD COLUMBIA ROAD, COLUMBIA, MARYLAND                 21046
      -------------------------------------------             ---------
       (Address of principal executive offices)               (Zip Code)



      Registrant's telephone number, including area code: (410) 309-7100

Item 5. OTHER EVENTS

      On November 12, 1998, the Company completed a $25 million financing through the private placement of 4.5% Convertible Secured Notes ("4.5% Notes"). The 4.5% Notes were sold at par, mature on November 13, 2003 and provide for interest payable semi-annually on May 13 and November 13 of each year commencing on May 13, 1999. The 4.5% Notes are convertible, in whole or in part, by the holder(s) at any time prior to maturity (unless previously redeemed or repurchased) into shares of the Company's Common Stock at a conversion price of approximately $8.54 per share. The conversion price was set based on the average closing price of the Company's Common Stock for the twenty (20) trading days preceding the date of the announcement of the agreement-in-principle between the Company and prospective purchasers. The measurement period for determining the conversion price began on August 26, 1998 and terminated on September 23, 1998. The closing prices of the Company's Common Stock during that period ranged from a low of $6.875 and a high of $11.25. The 4.5% Notes are secured by certain assets of the Company, are otherwise subordinated in right of payment to all existing and future senior indebtedness of the Company, do not restrict the incurrence of future senior or other indebtedness of the Company and are redeemable, in whole or in part, at the option of the Company on or after one year from the date of issuance at par, plus accrued interest to the redemption date. Upon a change in control, the Company is required to offer to purchase all of the 4.5% Notes then outstanding at a purchase price equal to 100% of the principal amount thereof, plus interest. The repurchase price will be payable in cash or, at the option of the Company, in shares of the Company's Common Stock (valued at 95% of the average closing prices of the Common Stock for a specified period prior to the repurchase date). At its option, the Company may redeem the 4.5% Notes, in whole or in part, on or after November 13, 1999 at par plus accrued interest.

      The net proceeds from the offering, estimated at $24.6 million, are to be used for marketing and distribution of first commercial products, research and development, clinical trials, capital expenditures (including construction or acquisition of additional facilities and purchase of equipment) protection of patent rights, and general corporate purposes and working capital.

      The 4.5% Notes were issued to certain existing shareholders, affiliates and accredited investors, including BioChem Pharma Inc. and Phillip Frost, M.D., which purchased 4.5% Notes in the aggregate principal amount of $9 million and $4.25 million, respectively. The 4.5% Notes are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state or foreign securities laws, and were sold in reliance on prescribed exemptions from registrations under the Securities Act and other applicable state or foreign securities laws.

      On November 12, 1998, the date on which the 4.5% Notes were issued, the closing price of the Company's Common Stock was $12.625. As this price exceeded the conversion price of the 4.5% Notes, the Company must recognize, under generally accepted accounting principles, a beneficial conversion feature by allocating approximately $12.0 million of the Offering's proceeds to paid-in capital in the fourth quarter of 1998. This discount also is deemed to be an increase in the effective interest rate of the 4.5% Notes and will be reflected in the fourth quarter of 1998 as a corresponding one-time charge to interest expense of approximately $12.0 million.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

10.38 Indenture, dated November 12, 1998, by and between the Company and Bankers Trust Company, as Trustee.

10.39 Security and Pledge Agreement, dated November 12, 1998, by and between the Company and Bankers Trust Company, as Trustee.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 20, 1998


                                    NORTH AMERICAN VACCINE, INC.


                                    By: /s/ Randal D. Chase, Ph.D
                                        ------------------------
                                        Randal D. Chase, Ph.D
                                        President and Chief Executive Officer

                                     EXHIBIT INDEX

   EXHIBIT
   NUMBER                           DESCRIPTION

    10.38 Indenture, dated November 12, 1998, by and between the Company and Bankers Trust Company, as Trustee.

    10.39 Security and Pledge Agreement, dated November 12, 1998, by and between the Company and Bankers Trust Company, as Trustee.